EXECUTION VERSION
REDACTED
Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm if publicly disclosed.

REINSURANCE AGREEMENT

between

LINCOLN BENEFIT LIFE COMPANY
(the “Company”)

and

GUARANTY INCOME LIFE INSURANCE COMPANY
(the “Reinsurer”)
Dated December 31, 2019

SCHEDULES
SCHEDULE A-1	-	INTEREST MAINTENANCE RESERVE AMORTIZATION ATTRIBUTABLE TO THE BUSINESS COVERED
SCHEDULE A-2	-	[REDACTED]
SCHEDULE B	-	RECAPTURE PAYMENT FORMULA
SCHEDULE C	-	REINSURED CONTRACTS
SCHEDULE D	-	SEPARATE ACCOUNT FEE INCOME
SCHEDULE E	-	TERMINAL ACCOUNTING SETTLEMENT REPORT
SCHEDULE F	-	NON-GUARANTEED ELEMENTS
SCHEDULE G	-	REPORTS
SCHEDULE H	-	EXPENSE ALLOWANCE
SCHEDULE I	-	COMMISSIONS
SCHEDULE J	-	MONTHLY REINSURANCE SETTLEMENT REPORT
SCHEDULE K	-	INURING REINSURANCE
SCHEDULE L	-	AMORTIZATION OF CEDING COMMISSION

ANNEXES

ANNEX A	-	ASSETS IN CONNECTION WITH ESTIMATED INITIAL REINSURANCE PREMIUM
ANNEX A-1	-	ASSETS IN CONNECTION WITH ESTIMATED INITIAL REINSURANCE PREMIUM PART A
ANNEX B-1	-	ASSETS IN CONNECTION WITH ESTIMATED INITIAL REINSURANCE PREMIUM PART B

REINSURANCE AGREEMENT
This Reinsurance Agreement (this “Agreement”), effective as of December 31, 2019 (the “Effective Date”) is made and entered into by and between Lincoln Benefit Life Company, a life insurance company organized under the laws of Nebraska (the “Company”), and Guaranty Income Life Insurance Company, a life insurance company organized under the laws of Iowa (the “Reinsurer”).
WHEREAS, The Company has issued certain current assumption universal life (“CAUL”), variable universal life (“VUL”), fixed deferred annuity (“FDA”) and fixed index annuity (“FIA”) contracts;
WHEREAS, Subject to the terms and conditions of this Agreement, the Company desires to cede and the Reinsurer desires to accept the Reinsurer’s Quota Share of certain liabilities in respect of such CAUL, VUL, FDA and FIA contracts as set forth herein; and
WHEREAS, As of the date hereof, (a) the Reinsurer and [Redacted], a life insurance company organized under the laws of [Redacted], will enter into a Retrocession Agreement (the “[Redacted] Retrocession Agreement”), pursuant to which the Reinsurer intends to retrocede to [Redacted], on a 100% quota share coinsurance basis, the liabilities under the CAUL, VUL, FDA and FIA policies reinsured by it under this Agreement, and (b) the Company and the Reinsurer, as beneficiaries, [Redacted], as grantor, and U.S. Bank National Association, a national banking association, as trustee, will enter into a Trust Agreement (the “Trust Agreement”), pursuant to which [Redacted] will deposit into a trust account certain assets for the benefit of the Company and the Reinsurer.
NOW, THEREFORE, in consideration of the respective promises and agreements contained herein, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS

1.1Definitions. As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

“Account Value” means the account value, as defined in and determined in accordance with the express terms of the Reinsured Contracts hereunder, without regard to surrender charges.
“Action” means any claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.
“Actuarial Standards of Practice” means the actuarial standards of practice in effect as of the date of determination, as published by the Actuarial Standards Board, or any successor thereto.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. “Control” (including the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
“Agreement” shall have the meaning specified in the preamble.

“Applicable Law” means any federal, state, local, foreign or territorial law (including common law), treaty, convention, code, statute, ordinance, directive, rule, regulation, decree, order, writ, injunction, judgment, permit, agency requirement, interpretation, Governmental Order, rule of any self-regulatory organization, governmental agreement or other requirement or rule of law applicable to a Person or, as applicable, any of such Person’s subsidiaries, properties, assets, or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such.
“ARIAS-US” shall have the meaning specified in Section 12.2.
“Binder” means that certain binding commitment agreement, dated as of the Binder Execution Date by and between the Reinsurer, [Redacted] and, solely for the limited purposes specified therein, [Redacted].
“Binder Execution Date” means July 24, 2019.
“Book Value” means, at any date of determination, with respect to Trust Account assets, the amount stated for such assets on the Reinsurer’s statutory financial statements determined in accordance with then-applicable SAP, consistently applied.
“Business Covered” means the in-force block of Reinsured Contracts reinsured under this Agreement.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York, the State of Nebraska or the State of Iowa are permitted or required to be closed.
“CAUL” shall have the meaning set forth in the recitals.
“Ceding Commission” means [REDACTED].
“Closing” shall have the meaning set forth in the Binder.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commissions” shall have the meaning specified in Section 5.3.
“Company” shall have the meaning specified in the preamble.
“Company Indemnified Parties” shall have the meaning specified in Section 15.3(b).
“Company Replacement Transaction” shall have the meaning set forth in Section 11.4.
“Contest” shall have the meaning set forth in Section 3.3.
“Contract Considerations” means (i) all premiums, considerations, deposits, policy fees, charges and similar amounts received by or on behalf of the Company in respect of the Reinsured Contracts, (ii) all Separate Account Fee Income with respect to the Separate Account Contracts, (iii) all Separate Account Net Contractholder Transfers with respect to the Separate Account Contracts, excluding any fees and expenses under the Separate Account Contracts, including, but not limited to, mortality and expense charges and other fees due and payable thereunder, and (iv) other collections and recoveries received by or on behalf of the Company with respect to the Reinsured Contracts (excluding the Separate Account Contracts).

“Covered Liabilities” means, without duplication, (i) the Company’s liabilities under the express terms of the Reinsured Contracts, before and after giving effect to any modifications to the Reinsured Contracts that are required under Applicable Law, including interest accrued on liabilities under the terms of the Reinsured Contracts or Applicable Law, including but not limited to, withdrawals, death benefits, policy loans, payout annuitization options and annuitization amounts (as provided in Section 2.6), surrenders and other amounts payable by the Company pursuant to the terms of the Reinsured Contracts, (ii) all escheat or abandoned property liabilities relating to the Reinsured Contracts arising or incurred in the ordinary course of the Company’s business and without any violation of Applicable Law (excluding any fines, interest, penalties or other payments arising as a result of a failure to timely pay escheat or abandoned property liabilities or any other violation of Applicable Law), and (iii) Permitted Ex Gratia Payments; but excluding all Extra Contractual Liabilities other than Extra Contractual Liabilities for which the Reinsurer received prior notice of and the Reinsurer has expressly concurred, in writing, with the actions taken or not taken, or to be taken or not taken, by or on behalf of the Company that led to the assessment of such Extra Contractual Liabilities.
[Redacted]
“Dispute” shall have the meaning specified in Section 12.1.
“Effective Date” shall have the meaning set forth in the preamble.
“Eligible Trust Account Assets” shall have the meaning specified for the term “Eligible Assets” in the Trust Agreement.
“Estimated Initial Reinsurance Premium” shall have the meaning specified in Section 4.1(b).
“Estimated Initial Reinsurance Premium Part A” shall have the meaning specified in Section 4.1(b).
“Estimated Initial Reinsurance Premium Part B” shall have the meaning specified in Section 4.1(b).
“Estimated Initial Reinsurance Premium Statement” shall have the meaning specified in Section 4.1(b).
“Ex Gratia Payment” means any voluntary payment made by the Company in response to a loss for which it is not contractually liable under the terms of a Reinsured Contract.
“Excess Premium Deposits” means, with respect to any 12-month period beginning on the Measurement Date or an anniversary of the Measurement Date, premium deposits (other than spousal continuations and death deferrals) in respect of “High Minimum” (identified as such in the electronic bordereau, delivered by the Company to the Reinsurer on or prior to the Closing Date) FDA Reinsured Contracts that exceed the Premium Deposit Cap in such calendar year.
“Expense Allowance” shall have the meaning specified in Section 5.2.
“Extra Contractual Liabilities” means [Redacted].
“Fair Market Value” means, with respect to any asset, the market value thereof as determined by [Redacted] in accordance with its standard pricing procedures as set forth in the [Redacted] Retrocession Agreement, consistently applied, except with respect to the reference to Fair Market Value in Section 4.1, which determination of Fair Market Value shall be as determined by the Reinsurer in accordance with its standard pricing procedures consistently applied.
“FDA” shall have the meaning set forth in the recitals.
“FIA” shall have the meaning set forth in the recitals.
“Final Initial Reinsurance Premium” shall have the meaning specified in Section 4.1(d).
“Final Initial Reinsurance Premium Statement” shall have the meaning specified in Section 4.1(d).
[Redacted]
“[Redacted] MRT Agreement” means the Automatic Monthly Renewable Term Reinsurance Agreement dated as of the date of this Agreement, by and between the Company and [Redacted].
“Governmental Authority” means any foreign or national government, any state or other political subdivision thereof or any self-regulatory authority, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, directive, stipulation, determination or award entered by or with any Governmental Authority.
“Initial Reinsurance Premium Adjustment Period” shall have the meaning specified in Section 4.1(e)(i).
“Initial Reinsurance Premium Deficiency” shall have the meaning specified in Section 4.1(e).
“Insolvency of the Reinsurer” shall have the meaning specified in Section 8.1(a).
“Interest Maintenance Reserve” means the amounts with respect to the Reinsured Contracts amortized as set forth on Schedule A-1 and Schedule A-2, with respect to existing Interest Maintenance Reserve. For purposes of calculating the Recapture Payment, “Interest Maintenance Reserve” means, as of the applicable date of determination, the reserve determined in accordance with SAP applicable to the Reinsurer. For the avoidance of doubt, the Reinsurer shall have no payment obligations related to amortization of the Interest Maintenance Reserves set forth on Schedule A-1 and Schedule A-2, including in respect of the Estimated Initial Reinsurance Premium, the Final Initial Reinsurance Premium or any Monthly Settlement.
“Interest Rate” means [Redacted].
“Interim Period” means the period from and after the Measurement Date through and including the day prior to the Closing Date.
“Inuring Reinsurance” means mortality reinsurance ceded by the Company to reinsurers in respect of the Reinsured Contracts and that is (a) in force as of the Measurement Date or (b) entered into after the Measurement Date with the prior written approval of the Reinsurer to replace any of such arrangements following termination or expiration thereof; provided, however, that Inuring Reinsurance shall not include the [Redacted] MRT Agreement.
“Inuring Reinsurance Premiums” means all amounts payable following the Measurement Time by the Company to reinsurers under Inuring Reinsurance, based upon the terms and at the premium rates in effect with respect to such Inuring Reinsurance as of the Measurement Date as specified in Schedule K, in each case, regardless of any commutation, modification or cancellation of coverage thereunder that takes effect on or after such date, whether due to an insolvency, liquidation or rehabilitation of the applicable reinsurer or otherwise.
“Inuring Reinsurance Recoveries” means all amounts collected or collectible by the Company or its Affiliates under Inuring Reinsurance, based upon the cession percentages in effect with respect to such Inuring Reinsurance as of the Measurement Date as specified in Schedule K, in each case, regardless of (i) whether such amounts are actually collected by or on behalf of the Company on or after the Measurement Time and (ii) any commutation, modification or cancellation of coverage thereunder that takes effect on or after such date, in either case, whether due to an insolvency, liquidation or rehabilitation of such reinsurer or otherwise, and including amounts that would be collected or collectible under Inuring Reinsurance in respect of the Reinsured Contracts but for the existence of net retention requirements therein.
“Iowa Division” means the Iowa Insurance Division.
“Losses” means any and all losses, costs, charges, settlement payments, awards, judgments, fines, penalties, damages, expenses (including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses), liabilities, and claims or deficiencies of any kind, in each case to the extent related to the Business Covered, without giving effect to (a) any retrocession, if any, by the Reinsurer, and unrelated to any liabilities excluded or otherwise not covered hereunder or (b) the reinsurance covered under the [Redacted] MRT Agreement.
“Measurement Date” means September 30, 2018.
“Measurement Time” means 11:59 p.m. on the Measurement Date.
“Monthly Accounting Period” means each calendar month, provided that the initial Monthly Accounting Period shall commence on the Closing Date and end on the last day of the calendar month in which the Closing Date falls and the final Monthly Accounting Period shall commence on the first day of the calendar month in which the Termination Date falls and end on the Termination Date.
“Monthly Reinsurance Settlement Report” shall have the meaning specified in Section 6.1(a).
“Monthly Settlement” shall have the meaning specified in Section 6.3.
“Monthly Settlement Date” shall have the meaning specified in Section 6.3.
“NAIC Reserves” means, as of any given date, an amount equal to the gross statutory reserves that are required to be held by the specified party for purposes of its statutory financial statements with respect to the Reinsured Contracts, determined in accordance with then applicable SAP applicable to such party, consistently applied, and calculated on a gross basis and without giving effect to the Reinsurer’s Quota Share. When determining gross statutory reserves required to be held by the Company for purposes of its own statutory financial statements, the Company’s calculations shall be determinative of such amounts.
“New York Banking Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted or required to be closed.
“Non-Guaranteed Elements” means any element within a Reinsured Contract which (a) affects its Account Value, cash surrender value, annuity benefit rate or any other contractholder costs or value and (b) may be changed at the discretion of the Company. Examples of non-guaranteed benefits or charges include, as applicable, the Company’s discretion to (i) establish a crediting rate in excess of the minimum rate guaranteed in a particular Reinsured Contract, (ii) offer a settlement option rate that produces an immediate annuity benefit that is greater than the immediate annuity benefit produced by the settlement option rate guaranteed by a particular Reinsured Contract, (iii) in connection with the annuitization of a Reinsured Contract, offer an annuity benefit rate that produces annuity benefits that exceed the minimum guaranteed annuity benefits offered by such Reinsured Contract, (iv) limit the acceptance of future payments of premium to the extent such limitation is permitted by the terms of a particular Reinsured Contract, (v) assess policy and rider charges under a particular Reinsured Contract in an amount lower than guaranteed maximum amounts, (vi) determine renewal rates applicable to market value adjustments and (vii) establish cost of insurance charges, loads and expense charges, policy loan interest rates, mortality and expense charges and administrative expense risk charges.
“Overcollateralization Date” means [Redacted].
“Permitted Ex Gratia Payments” means [Redacted].
“Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
“Premium Deposit Cap” means, for each 12-month period commencing on the Measurement Date or any anniversary of the Measurement Date, an amount equal to [Redacted].
“Recapture Effective Time” shall have the meaning specified in Section 8.2(b)(ii).
“Recapture Event” shall have the meaning specified in Section 8.1.
“Recapture Payment” means the amount calculated in accordance with Schedule B.
“Reinsurance Credit Event” means an event that causes the Company to be unable, for any reason attributable to the Reinsurer or to a change in Applicable Law, to take full statutory financial statement credit for the reinsurance provided by this Agreement.
“Reinsured Contracts” means the CAUL, VUL, FDA and FIA contracts in force as of the Measurement Time that are set out in Schedule C under the heading “Reinsured Contracts” and as listed, together with the NAIC Reserves in respect thereof, on an electronic bordereau, delivered by the Company to the Reinsurer on or prior to the Closing Date.
“Reinsured Risks” shall have the meaning specified in Section 2.1(a).
“Reinsurer” shall have the meaning specified in the preamble.
“Reinsurer Indemnified Parties” shall have the meaning specified in Section 15.3(a).
“Reinsurer’s Quota Share” means (a) in the case of the CAUL contracts, 75%, (b) in the case of the VUL contracts, 75%, (c) in the case of the FDA contracts, 12.5%, and (d) in the case of the FIA contracts, 30%.
“Representatives” means a Person’s Affiliates, employees, directors, officers, agents, attorneys, financial advisors, actuaries and accountants.

“Required Balance” means, as of any given date prior to a Reinsurance Credit Event, an amount equal to (a) times (b) where:
(a)equals (i) from the Closing Date through but excluding the Overcollateralization Date, 100% and (ii) from and after the Overcollateralization Date, 103% and
(b)equals (i) the Reinsurer’s Quota Share of the general account NAIC Reserves on the Business Covered, (ii) plus the Interest Maintenance Reserve (if positive), or minus the absolute value of the Interest Maintenance Reserve (if negative), in each case, attributable to the Reinsured Risks, as of such date of determination and determined in accordance with SAP (on an after-tax basis) minus (iii) the Unamortized Ceding Commission (as defined in the [Redacted] Retrocession Agreement) as of such date minus (iv) the Reinsurer’s Quota Share of the aggregate amount of outstanding policy loans on the Business Covered (net of all unearned policy loan interest on such loans but including amounts of interest, dividends or other income due and accrued with respect thereto as of such date).
The Required Balance as of any date shall be reduced by the difference, if any, in (x) the Book Value of assets, if any, withdrawn from the Trust Account by the Company pursuant to Section 9.2 and (y) the Book Value of additional assets, if any, deposited into the Trust Account by the Reinsurer pursuant to Section [Redacted] of the [Redacted] Retrocession Agreement.
Following a Reinsurance Credit Event, the required balance of the statutory trust, if any, put in place to secure reinsurance credit in accordance with Section 16.1, as of any given date, shall be the greater of the amount determined under the foregoing calculation and the amount required for the Company to take full statutory financial statement credit in its domiciliary state (provided that such domiciliary state is a jurisdiction with substantially similar requirements as the Company’s domiciliary state as of the Closing Date) for the reinsurance provided under this Agreement.
“Reserves” means the reserves and deposit fund liabilities (including reserves established under Applicable Law or otherwise for payment of benefits, losses, claims, expenses and similar purposes (including claims litigation)) maintained by the Company with respect to the Covered Liabilities.
“Revised Estimated Initial Reinsurance Premium” shall have the meaning specified in Section 1)a)i)(1)(a)(v).
“Revised Estimated Initial Reinsurance Premium Statement” shall have the meaning specified in Section 1)a)i)(1)(a)(v).
“SAP” means, with respect to any life insurance company, the statutory accounting principles and practices applicable to life insurance companies domiciled in such company’s state of domicile.
“Separate Account Assets” means the assets held by the Company in the Separate Accounts in support of, and at least equal to, the Separate Account Liabilities.
“Separate Account Contracts” means those separate account contracts included within the definition of Reinsured Contracts.
“Separate Account Fee Income” shall have the meaning specified in Schedule D.
“Separate Account Liabilities” means those liabilities that are reflected in the Separate Accounts and that relate to the Separate Account Contracts, including amounts transferred from the Separate

Accounts to the general account of the Company pending distribution to beneficiaries of the Separate Account Contracts.
“Separate Account Net Contractholder Transfers” means (i) the aggregate value of amounts transferred from the Separate Accounts to the general account of the Company, minus (ii) the aggregate value of amounts transferred from the general account of the Company to the Separate Account. Separate Account Net Contractholder Transfers shall include any transfers of amounts required to fund Reserves in respect of the Separate Account Contracts determined in accordance with SAP.
“Separate Accounts” means the separate accounts of the Company to the extent relating to the Separate Account Contracts.
“Services” shall have the meaning set forth in Section 3.9.
“Statutory Trust Agreement Triggering Event” shall have the meaning specified in Section 16.1(b).
“Tax” or “Taxes” means all income, premium, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto; provided, that any guarantee fund assessment or escheatment obligation shall not be treated as a Tax; and provided further that Taxes include any liability for Taxes under Treasury Regulation Section 1.1502-6 and similar provisions of state, local or non-U.S. law and as a transferee or successor.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Terminal Accounting Settlement Report” means a report in the form of Schedule E.
“Termination Date” means the effective date of any termination of this Agreement as provided in Section 10.2.
“Third Party Actuary” means a nationally recognized accounting or actuarial firm mutually agreed upon by the parties hereto.
“Transferred Assets” shall have the meaning specified in Section 4.1.
“Treasury Rate” means, for each interest period, (i) the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519) or (ii) an alternative rate as may be mutually agreed to by the parties from time to time, taking into account then current market practices.
“Treasury Rate Determination Date” means the date as of which Treasury Rate is to be determined, or if such date is not a New York Banking Day, the next immediately succeeding New York Banking Day.
“Treasury Regulations” means the United States Department of the Treasury Regulations issued pursuant to the Code.

“Trust Account” means the trust account established by [Redacted], as grantor, for the benefit of the Company and the Reinsurer in accordance with the [Redacted] Retrocession Agreement, and governed by the Trust Agreement.
“Trust Agreement” shall have the meaning specified in the recitals.
“Trustee” means the trustee of the Trust Account.
“Unamortized Ceding Commission” means, as of a given date, the portion of the Ceding Commission that is unamortized as of such date, as determined pursuant to Schedule L.
“Valuation Expert” means Interactive Data Corporation (or any successor organization) unless Interactive Data Corporation (or any successor organization) has a prior relationship with a party hereto that could constitute a conflict of interest or is unable to provide valuation, or, if Interactive Data Corporation (or any successor organization) has such a prior relationship or for assets as to which Interactive Data Corporation (or any successor organization) is unable to provide valuation, the next of the following firms (or any successor organization) that is able to provide valuation and does not have a prior relationship with a party hereto that could constitute a conflict of interest: Thomson Reuters, BlackRock, Bloomberg, Barclays and J.P. Morgan; provided, if none of the preceding firms is able to provide a valuation or has such a prior relationship, the Valuation Expert shall mean a nationally recognized independent valuation firm mutually agreed upon by the parties hereto without a conflict of interest; provided, that if the parties are unable to mutually agree on a valuation firm within ten (10) Business Days from the date on which the applicable dispute notice requesting a Valuation Expert is first received, the parties hereto shall jointly request the Third Party Actuary to appoint a nationally recognized valuation firm without a conflict of interest and independent of the Company and the Reinsurer and their respective Affiliates to serve as the Valuation Expert.
[Redacted]
“VUL” shall have the meaning set forth in the recitals.

ARTICLE II

COVERAGE
2.1Coverage.
(a)From and after the Measurement Time, the Company agrees to cede to the Reinsurer, and the Reinsurer agrees to accept, on an indemnity quota share basis, (i) the Reinsurer’s Quota Share of (A) the Covered Liabilities incurred by the Company minus (B) the Inuring Reinsurance Recoveries minus (ii) 100% of amounts collected by or on behalf of the Company under the [Redacted] MRT Agreement (the “Reinsured Risks”). Except as otherwise provided in Section 2.3 and Section 17.10, this Agreement is solely between the Company and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Company. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is recaptured, terminated or reduced as provided herein.
(b)The liability of the Reinsurer under this Agreement (i) with respect to all Reinsured Contracts other than the Separate Account Contracts, shall be on a coinsurance basis and (ii) with respect to the Separate Account Contracts, (x) shall be on a coinsurance basis with respect to the general account insurance liabilities and obligations arising under the Separate Account Contracts and (y) on a modified coinsurance basis with respect to the Separate Account Assets and Separate Account Liabilities.

2.2Conditions.
a.If the Company’s liability under any of the Reinsured Contracts is changed because of changes made after the Measurement Date in the terms and conditions of the Reinsured Contracts (including to any contract riders or endorsements thereto) that are required due to changes in Applicable Law as determined in accordance with Section 2.2(b), the Reinsurer will share in the change proportionately to the Reinsurer’s Quota Share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.
b.If the Company believes that a modification to the Reinsured Contracts is required under Applicable Law, the Company will so inform the Reinsurer and [Redacted], and the Company will provide to the Reinsurer and [Redacted] (x) a memorandum prepared by the Company’s internal counsel summarizing the view that such modification is required under Applicable Law or (y) if [Redacted] disagrees with the Company’s view, a legal memorandum prepared by outside counsel selected by the Company and reasonably acceptable to [Redacted] supporting such view. The positions set forth in such memorandum of outside counsel shall be final and binding on the parties. The Reinsurer and [Redacted] shall, pursuant to the terms of the [Redacted] Retrocession Agreement, share the expense of such outside counsel on a pro rata basis, in accordance with their respective quota shares of the liabilities reinsured hereunder and under the [Redacted] Retrocession Agreement. For purposes hereof, “final and binding” shall mean that the aforesaid memorandum shall have the same preclusive effect for all purposes as a determination embodied in a final judgment, no longer subject to appeal and entered by a court of competent jurisdiction after full and fair litigation on the merits.
c.The Company shall notify the Reinsurer and [Redacted] in writing prior to making any changes, amendments or modifications after the Closing Date in the terms and conditions of any of the Reinsured Contracts (including to any contract riders or endorsements thereto). Except as otherwise set forth or contemplated herein, including in paragraph (a) above, no such changes, amendments or modifications which, individually or in the aggregate, would adversely affect or would reasonably be expected to adversely affect the liability of the Reinsurer hereunder or the liability of [Redacted] under the [Redacted] Retrocession

Agreement, shall be covered hereunder unless made with the prior written approval of [Redacted] or, unless required by Applicable Law as determined in accordance with Section 2.2(b). In the event that any such changes, amendments or modifications are made in any Reinsured Contract without the prior written approval of the Reinsurer, this Agreement will cover Reinsured Risks paid by the Company in respect of such Reinsured Contract as if the non-approved changes, amendments or modifications had not been made, unless the changes, amendments or modifications were required by Applicable Law.
d.To the extent of any Excess Premium Deposits paid to the Company under the applicable Reinsured Contracts, this Agreement will cover Reinsured Risks paid by the Company in respect of any such Reinsured Contracts as if such Excess Premium Deposits had not been paid and any such Excess Premium Deposits shall not be payable hereunder.
e.Subject to the express terms of this Agreement, the Reinsurer shall follow the fortunes of the Company, such that the Reinsurer’s liability for the Reinsured Contracts shall be the same as that of the Company, including the same terms, risks, and conditions, as may be modified by Applicable Law as determined in accordance with Section 2.2(b). The Company will cause claims notifications, claim papers and proofs to be furnished to the Reinsurer as soon as reasonably practicable following any written request for such items reasonably made by the Reinsurer.

2.3Acknowledgement of Collateral Assignment; Utmost Good Faith.
a.The Company hereby acknowledges that, pursuant to the [Redacted] Retrocession Agreement, the Reinsurer has collaterally assigned to [Redacted], under the circumstances specified therein, the right to enforce in the name of the Reinsurer and the right to compel performance of required contractual obligations or pursue remedies available to the Reinsurer hereunder, and in connection therewith [Redacted] may pursue, in the name of the Reinsurer, any such remedy. The Company hereby agrees that it will, to the extent of such assignment, accept and honor such consents, directions and decisions of [Redacted] to the same extent required hereunder as though made by the Reinsurer.
b.Each of the parties covenants and agrees that it shall owe a duty of utmost good faith to the other in all matters hereunder and deal fairly with the other in order to accomplish the objectives of this Agreement.

2.4Non-Guaranteed Elements.
a.The Company shall set all Non-Guaranteed Elements in accordance with Schedule F and consistent with the current practices and procedures set forth therein.
b.With respect to the CAUL and VUL Reinsured Contracts, the Company shall request the recommendations of [Redacted] (if not previously received) prior to the setting of any Non-Guaranteed Elements and to follow such recommendations unless the Company determines in good faith and on a reasonable basis that such recommendations (i) fail to comport with Applicable Law, (ii) fail to comport with applicable Actuarial Standards of Practice, or (iii) fail to comport with the terms of a Reinsured Contract.

2.5Reinstatement. Reinsured Contracts shall include any Reinsured Contract that is reduced, terminated, or surrendered, and later reinstated pursuant to and in accordance with its policy provisions, and will be reinsured by the Reinsurer in accordance with the terms of this Agreement. A reduced, terminated, or surrendered contract that would have been a Reinsured Contract had it been in force at the Measurement Time, that later reinstates pursuant to and in accordance with its policy provisions, will be reinsured by the Reinsurer and become a Reinsured Contract hereunder, subject to the provisions of this

Section 2.5. The Company shall pay or cause to be paid to the Reinsurer the Reinsurer’s Quota Share of any premiums and interest for coverage on or after the Measurement Date that is received by the Company for any such reinstatement, termination, or surrender, and the Company shall transfer to the Reinsurer an amount in cash equal to the Reinsurer’s Quota Share of the amount of NAIC Reserves (as if such reduction, termination or surrender had never occurred) for such reinstated Reinsured Contract as of the Measurement Date. The Reinsurer’s liability hereunder with respect to any reinstated Reinsured Contract is conditioned upon the Reinsurer’s receipt of such amounts. The date of reinsurance for such reinstated Reinsured Contracts shall be the Measurement Date.

2.6Annuitizations. Upon the annuitization of a Reinsured Contract, the Reinsurer shall reimburse the Company, pursuant to the settlement provisions set forth in Section 6.1, an amount equal to the Reinsurer’s Quota Share of the accumulated account value of the applicable Reinsured Contract outstanding as of the effective date of the applicable annuitization, as calculated by the Company in accordance with the terms of the applicable Reinsured Contract, and the Reinsurer will not have any other liability or otherwise reimburse the Company for any annuitization benefits or other payments under such Reinsured Contract after the effective date of the applicable annuitization.  Following the Company’s receipt of such payment in respect of a Reinsured Contract, it shall cease to be ceded hereunder.

2.7Inuring Reinsurance. The reinsurance ceded to the Company under this Agreement shall be determined without giving effect to any term of the Inuring Reinsurance that may be construed to require the Company to retain unreinsured and for its own account any portion of its liability under any Reinsured Contract. To the extent that not all waivers and consents necessary or appropriate from reinsurers under Inuring Reinsurance have been obtained by the Company prior to the Closing Date, the Company shall continue to use its reasonable best efforts following the Closing Date to obtain all such waivers and consents. The Company shall indemnify, defend and hold harmless the Reinsurer Indemnified Parties from and against all Losses incurred by the Reinsurer Indemnified Parties to the extent arising from or relating to (a) the solicitation of such waivers and consents and (b) any failure to obtain any such waiver or consent, including any such claims by reinsurers under Inuring Reinsurance arising out of the transactions contemplated by the [Redacted] Retrocession Agreement, the [Redacted] MRT Agreement and this Agreement.

ARTICLE III

ADMINISTRATION; GENERAL PROVISIONS

3.1Contract Administration. The Company shall administer the Reinsured Contracts and provide all contractholder and claims servicing with respect to the Reinsured Contracts in all material respects in accordance with the terms of Section 3.9.

3.2Policy Exchanges. Unless [Redacted] has provided its prior written consent, the Company shall not, and shall cause its Affiliates not to, directly or indirectly, undertake, solicit, sponsor or support any exchange program in respect of the Reinsured Contracts or otherwise target in a directed, programmatic or systematic manner the Reinsured Contracts for replacement.

3.3Claims Settlements. The Company shall advise the Reinsurer and [Redacted] of its intention to contest, compromise or litigate (jointly a “Contest”) any claim if such Contest could reasonably be expected to result in the payment by the Company of amounts different than the corresponding Covered Liabilities. The Reinsurer will pay its share of the expense of the Contest in addition to the Reinsured Risks, or it may choose not to participate. If the Contest of such Covered Liabilities results in the reduction of the Company’s liability and the Reinsurer has chosen to participate therein, the Reinsurer will share in such reduction by way of a reduction of its liability hereunder for the Reinsured Risks. If the Reinsurer chooses not to participate, it will discharge its liability by payment to the Company hereunder of the full amount of the corresponding Reinsured Risks. For the avoidance of doubt, corrections in Covered Liabilities due to a misstatement of material fact (such as age or sex) or a legal action initiated by the Company to determine the lawful claim beneficiary shall be subject to this Section 3.3.

3.4Setoff and Recoupment. Any debts or credits, matured or unmatured, in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off and/or recouped from any amounts due to the Company or the Reinsurer hereunder, as the case may be, and only the net balance shall be allowed or paid.

3.5Inspection.
a.The Company shall keep accurate and complete records, files and accounts of all transactions and matters with respect to this Agreement, the Reinsured Contracts and the Company’s administration thereof in accordance with Applicable Law and its record management practices in effect from time to time for the Company’s insurance business not covered by this Agreement. The Company shall afford the Reinsurer and [Redacted], and their designated Representatives, the right, at their own expense and upon reasonable notice, to inspect, at the offices of the Company where such records are located (and if such records are located at the offices of a third party, at such offices), and copy the papers and any and all other books or documents of the Company reasonably relating to this Agreement, including the Reinsured Contracts, and to afford the Reinsurer and [Redacted], and their designated Representatives, access to appropriate employees and Representatives of the Company, in each case during normal business hours without unreasonable disruption of the business of the Company for such period as any provision of this Agreement is in effect or the Reinsurer or [Redacted] reasonably needs access to such records for regulatory, Tax or similar purposes; provided, however, that the Reinsurer or [Redacted] (as applicable) and their designated Representatives may not conduct such inspections more than once in any given six (6) month period.
b.If the Reinsurer or [Redacted] exercises its inspection rights under this Section 3.5, the Company shall provide a reasonable work space for such audit, examination or copying, reasonably cooperate and produce any and all materials reasonably requested to be produced. The information obtained by the Reinsurer or [Redacted] (as applicable) or their Representatives pursuant to this Section 3.5 shall be used only for purposes relating to the transactions contemplated under this Agreement or the [Redacted] Retrocession Agreement.

3.6Errors and Omissions. If any delay, omission, error (including any omission or error in any Monthly Reinsurance Settlement Report) or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred. The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such misunderstanding or oversight within thirty (30) Business Days of such other party’s receipt of such notice. However, this Section shall not be construed as a waiver by either party of a right, if any, to enforce strictly the terms of this Agreement.

3.7Age, Sex and Other Adjustments. If the Company’s liability under any of the Reinsured Contracts is changed because of a misstatement of age or sex or any other material fact, the Reinsurer will share in the change proportionately to the Reinsurer’s Quota Share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.

3.8Net Retention. The Company, together with its Affiliates (other than the Reinsurer), shall retain, net and unreinsured to any non-Affiliate, at their own risk and liability, a [Redacted] quota share of the liabilities with respect to each Reinsured Contract net of Inuring Reinsurance and net of reinsurance ceded under the [Redacted] MRT Agreement. For the avoidance of doubt, the foregoing net retention requirement shall not apply to any annuities, insurance policies or products, or any business of the Company, to the extent not reinsured hereunder.

3.9Administration.
a.Administration. The Company shall administer the Reinsured Contracts and provide all required, necessary and appropriate administrative and other services with respect to the Reinsured Contracts in accordance with the terms hereof, including, but not limited to, (i) contractholder and claims servicing, (ii) the payment of all Covered Liabilities and the administration of claims and disbursements, (iii) holding quarterly servicing and administration review calls with the Reinsurer to discuss issues that have arisen with respect to the Business Covered, (iv) establishing a secured data transfer channel for safely exchanging data with respect to the Business Covered, and (v) providing a monthly data snapshot of applicable Reinsured Contracts and associated activities (the “Services”). The Company shall provide the Services: (A) in accordance in all material respects with the terms of the Reinsured Contracts, the applicable terms of this Agreement, and Applicable Law; and (B) subject to the foregoing, in substantially the same manner from a quality perspective and using at least the same standards of skill, diligence, care, effort and expertise applied by the Company in providing the Services in respect of the Reinsured Contracts during the twelve (12)-month period prior to the Measurement Date. The Company shall not materially change, alter or otherwise compromise its administrative practices in a manner that would reasonably be expected to have a material adverse effect on the Reinsurer with respect to the Reinsured Contracts without the prior written consent of the Reinsurer.
b.Sub-Contracting.
i.The Company shall not delegate or subcontract its responsibility to perform any portion of any material administrative Service (e.g., accepting premiums or adjusting claims) (A) with respect to the FDA and FIA Reinsured Contracts, to any other Person except with notice to the Reinsurer and to [Redacted] and (B) with respect to the CAUL or VUL Reinsured Contracts, to any other Person except with the prior written consent of the Reinsurer and [Redacted] (such consent not to be unreasonably withheld, conditioned or delayed); provided, that if [Redacted] withholds its consent under this clause (B) with respect to any proposed delegation or subcontracting that would have resulted in any reduction in out-of-pocket costs of third party administrative Services to the Company (as compared to the then-current servicing arrangements of the Company), the Reinsurer shall reimburse the Company in an amount equal to such benefits, which shall be determined net of the Reinsurer’s Quota Share of such benefits (to the extent the Reinsurer has been reimbursed by [Redacted] with respect to such benefits); provided, further, that no such subcontracting pursuant to clauses (A) or (B) above shall relieve the Company from any of its obligations or liabilities hereunder, and the Company shall be responsible for all obligations or liabilities of such subcontractor with regards to the providing of such service or services as if provided by the Company. Notwithstanding the foregoing, the Company shall be permitted, without providing notice to the Reinsurer or to [Redacted], to delegate or subcontract any immaterial Services and to delegate or subcontract the Services (x) to any Affiliate and (y) as currently delegated or subcontracted.

ii.The Company shall require any unaffiliated subcontractor which provides a material administrative Service (e.g., accepting premiums or adjusting claims) with respect to the Reinsured Contracts to provide it with a copy of such subcontractor’s Type II SOC1 report, or any successor or other report containing similar information on an annual basis. A copy of any such reports required under this Section 3.9(b)(ii) shall be provided to the Reinsurer and [Redacted] no later than ten (10) Business Days following the Company’s receipt of such report from such subcontractor. Following receipt by the Company of any such report that identifies one or more control deficiencies or significant testing exceptions in effect for such reporting period, the Company shall use its commercially reasonable efforts to require that such subcontractor promptly cure such deficiencies and exceptions. The Company shall provide the Reinsurer and [Redacted] with evidence that such deficiency or exception has been cured or a plan of the actions the Company has taken or will take in order to cure such deficiency or exception, and the Company shall keep the Reinsurer and [Redacted] apprised of any developments in connection therewith.
c.Administration Reports.
i.The Company shall prepare customary reports, including those set forth in Schedule G. Additionally, the Company shall prepare any other reports reasonably requested by the Reinsurer or [Redacted] in connection with the Business Covered, so long as the Company has the general ability to produce such other reports as reasonably determined by the Company with reference to its then current operations (“Additional Reports”). Except to the extent that the Company prepares such Additional Reports in the ordinary course of business, the Reinsurer shall reimburse the Company for any actual costs the Company incurs in preparing any such Additional Reports. Any Additional Reports required to be prepared by the Company shall be prepared and delivered to the Reinsurer and [Redacted] within the time agreed upon by the parties.
ii.Any service reasonably requested by the Reinsurer or [Redacted] (A) that is in addition to the Services provided by the Company as of the Closing Date or (B) attributable to special or unusual circumstances of the Reinsurer or [Redacted] (as applicable) shall be deemed a “Special Project.” The Reinsurer acknowledges that (x) unless and until the Company has consented in writing, such consent not to be unreasonably withheld, conditioned or delayed, to provide services for any Special Project, the Company will have no obligation to provide such services, and (y) any services for Special Projects provided by the Company will require the Reinsurer or [Redacted] (as applicable) to pay fees to the Company at a rate as reasonably determined by the Company in accordance with its internal accounting procedures, including, but not limited to, fees charged to the Company by its service providers in respect of such Special Projects, employee compensation (including salary, bonus or other incentive compensation), benefits and facilities, plus a reasonable margin.
iii.The Company shall provide the Reinsurer and [Redacted] with written notice of any significant control deficiency or material weakness, including with respect to cybersecurity or privacy, identified by the Company or its respective internal and external auditors and resulting action plans that materially impact the Business Covered, promptly and, in each case, within ten (10) Business Days of the Company becoming aware of such significant control deficiency or material weakness or such action plans becoming available, and provide the Reinsurer and [Redacted] with any management reports and the respective internal and external audit reports in respect of such significant control deficiency or material weakness promptly upon and, in each case, within ten (10) Business Days of their issuance to the Company. In the event the Company has notified the Reinsurer and [Redacted], or the Reinsurer or [Redacted] otherwise becomes aware, of any such deficiency or weakness, each of the Reinsurer, [Redacted], and their respective Representatives, shall have the right, at the sole expense of the Reinsurer, [Redacted] or such Representative (as appropriate), to conduct on-site audits, including technology, security, data protection, compliance and privacy audits, and request documentation at its reasonable discretion related to an audit or inquiry on the part of the Reinsurer or [Redacted] (with which request the Company shall promptly comply), at any time, and the Company shall permit the Reinsurer’s or [Redacted] (as applicable) certified public accountants to conduct testing and audit procedures with respect to the Company’s operations in order to support the Reinsurer’s or [Redacted] (as applicable) audit of its financial statements, in each case during normal business hours and without unreasonable disruption to the business of the Company. The Reinsurer and [Redacted] shall provide the Company with reasonable notice of any such onsite audits or certified public accountant firm testing and audits; provided, that the Reinsurer and [Redacted] shall comply with such audit protocols as may be reasonably prescribed by the Company. The information obtained by the Reinsurer or [Redacted] pursuant to such audits and testing shall be used only for purposes relating to the transactions contemplated under this Agreement or the [Redacted] Retrocession Agreement.
d.Inability to Perform Services. In the event that the Company is unable, for any reason, to perform all or a portion of the Services at the standard required by Section 3.9(a) for a period that could reasonably be expected to exceed thirty (30) calendar days, the Company shall promptly provide notice to the Reinsurer of such inability to so perform the applicable Services and the Company shall obtain an alternative means of providing such Services reasonably acceptable to the Reinsurer and [Redacted]. The Company shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Services.

3.10No Ratings. In no event shall any provision of this Agreement be construed to require the Company to maintain any insurance financial strength rating or similar rating.

ARTICLE IV

INITIAL PAYMENTS
4.1Estimated Initial Reinsurance Premium.
(a)On the Closing Date, the Company shall transfer to the Reinsurer, and the Reinsurer shall transfer to the Trust Account (on behalf of [Redacted]) in accordance with the terms of the [Redacted] Retrocession Agreement, those assets identified in Annex A (the “Transferred Assets”) with an aggregate Fair Market Value as of March 31, 2019 equal to the Estimated Initial Reinsurance Premium.
(b)Not later than twenty (20) Business Days prior to the intended Closing Date, the Company shall deliver to the Reinsurer a statement (the “Estimated Initial Reinsurance Premium Statement”) setting forth the Company’s good faith calculation of the Estimated Initial Reinsurance Premium, (such calculation, which shall reflect the amount payable to the Reinsurer, the “Estimated Initial Reinsurance Premium”) based on:
(i)those assets that are listed on Annex A-1 and that have a value, as determined by multiplying each respective asset’s current face value as of the Closing Date by such asset’s market price (excluding accrued interest) as of March 31, 2019, equal to the Estimated Initial Reinsurance Premium Part A; and
(ii)those assets and cash that are listed on Annex B-1 and that have a Fair Market Value (including accrued interest), determined as of the Closing Date, equal to Estimated Initial Reinsurance Premium Part B.
For purposes of this Agreement, the “Estimated Initial Reinsurance Premium Part A” means an amount equal to:

(i)
the Reinsurer’s Quota Share of the NAIC Reserves held by the Company on the Business Covered (excluding separate account NAIC Reserves in respect of the Separate Account Contracts), determined in accordance with SAP consistently applied, as of the Measurement Time, equal to [Redacted]; plus

(ii)	the existing Interest Maintenance Reserve, with an amortization pattern specified in Schedule B, attributable to the Business Covered equal to [Redacted]; plus

(iii)	pre-tax unrealized gains (and losses) on the assets listed on Annex A-1 as of March 31, 2019; minus

(iv)
the Reinsurer’s Quota Share of the amount of outstanding policy loans on the Business Covered as of the Measurement Time (net of all unearned policy loan interest on such loans but including amounts of all interest, dividends or other income due and accrued with respect thereto); plus

(v)	[Redacted].
For purposes of this Agreement, the “Estimated Initial Reinsurance Premium Part B” means an amount equal to:

(i)
the Reinsurer’s Quota Share of liability cash flows with respect to the Reinsured Contracts during the Interim Period, being (A) Contract Considerations minus (B) reinsured benefits incurred under Covered Liabilities minus (C) Expense Allowances and Commissions minus (D) Inuring Reinsurance Premiums plus (E) Inuring Reinsurance Recoveries; plus

(ii)
interest equal to the product of (A) [Redacted]%, (B)(I)(x) the Reinsurer’s Quota Share of the NAIC Reserves as of the Measurement Date plus (y) the Reinsurer’s Quota Share of the NAIC Reserves as of the Closing Date divided by (II) two (2), (C) the number of calendar days from the Measurement Date to the Closing Date and (D) one divided by 365; minus

(iii)	the accrued interest on assets listed in Annex A-1 as of the Closing Date; minus

(iv)	the Ceding Commission; minus

(v)
the product of (a)(x) [Redacted]%, divided by (y) 365, multiplied by (z) the number of calendar days from the Measurement Date to the Closing Date; and (b)(I)(x) the Reinsurer’s Quota Share of the aggregate Account Value as of the Closing Date attributable to the index interest account of all FIA Reinsured Contracts plus (y) the Reinsurer’s Quota Share of the aggregate Account Value as of the Measurement Date attributable to the index interest account of all FIA Reinsured Contracts divided by (II) two (2); plus

(vi)
an amount equal to the Reinsurer’s Quota Share of amounts credited based on the results of an index by the Company to the Account Value of each FIA Reinsured Contract between the Closing Date and the Measurement Date.

(c)Within forty-five (45) calendar days after the Closing Date, the Company may prepare and deliver to the Reinsurer a revised Estimated Initial Reinsurance Premium Statement (the “Revised Estimated Initial Reinsurance Premium Statement”) setting forth the Company’s good faith calculation of any adjustments it deems necessary to the Estimated Initial Reinsurance Premium (the Estimated Initial Reinsurance Premium, as adjusted, the “Revised Estimated Initial Reinsurance Premium”), including a statement of each component thereof.
(d)The Estimated Initial Reinsurance Premium or the Revised Estimated Initial Reinsurance Premium (if applicable) shall be deemed to be the “Final Initial Reinsurance Premium” unless the Reinsurer provides a written notice to the Company within thirty-five (35) calendar days after receipt of the Revised Estimated Initial Reinsurance Premium Statement (if applicable) (or, if the Company does not deliver a Revised Estimated Initial Reinsurance Premium Statement within the time provided in Section 1)a)i)(1)(a)(v), then within sixty (60) calendar days after the Closing Date) stating that the Reinsurer disagrees with one or more of the entries or calculations (or any components thereof) set forth in the Estimated Initial Reinsurance Premium Statement or the Revised Estimated Initial Reinsurance Premium Statement (if applicable) and specifying in reasonable detail each item that the Reinsurer disputes, the amount in dispute for each such disputed item and the reasons supporting the Reinsurer’s positions. If the Reinsurer delivers such written notice within such period, the Company and the Reinsurer shall each negotiate in good faith to resolve the disputed items within ten (10) Business Days beginning on the date the Company receives the written notice. If the Company and the Reinsurer reach agreement with respect to any disputed items, the Company shall revise the Estimated Initial Reinsurance Premium Statement or the Revised Estimated Initial Reinsurance Premium Statement (if applicable) to reflect such agreement. If the Company and the Reinsurer are unable to resolve all of the disputed items within such ten (10) Business Day period, the Company and the Reinsurer shall submit the unresolved disputed items to review by the Third Party Actuary, except to the extent the dispute relates to the valuation of the Transferred Assets (including disputes relating to Fair Market Value), the Company and the Reinsurer shall submit the dispute to review by the Valuation Expert. The Company and the Reinsurer shall instruct the Third Party Actuary or the Valuation Expert (as applicable) to render its decision as to the disputed items within twenty (20) calendar days after the submission of the applicable matter for its review (or as soon thereafter as possible). The Third Party Actuary or the Valuation Expert (as applicable) shall not review any items that are not in dispute or any assumptions underlying any calculations provided to it, and shall adhere to the methodologies employed by the Company for performing any such calculations. The decision(s) of the Third Party Actuary or the Valuation Expert (as applicable) shall be final, binding and conclusive upon the Company and the Reinsurer absent manifest error; provided that the decision of the Third Party Actuary or the Valuation Expert (as applicable) as to any figure shall not be outside the range of such figures proposed by each of the Company and the Reinsurer and the Third Party Actuary or the Valuation Expert (as applicable) shall be subject to the limitations set forth in the preceding sentence. Following the resolution of all disputed items, the Company shall prepare and deliver to the Reinsurer a revised premium statement (the “Final Initial Reinsurance Premium Statement”) which shall reflect the resolution of all relevant disputed items and which shall set forth the “Final Initial Reinsurance Premium”. Any expenses relating to the engagement of the Third Party Actuary or the Valuation Expert (as applicable) in respect of its services pursuant to this Section 4.1(d) shall be shared equally by the Company and the Reinsurer.
(e)If the result of (1) the Final Initial Reinsurance Premium (as determined in accordance with Section 4.1(d)) minus (2) the Estimated Initial Reinsurance Premium (such result, the “Initial Reinsurance Premium Deficiency”) is greater than or less than zero, there shall be an adjustment payment as follows:

(i)if the Initial Reinsurance Premium Deficiency is a positive number, the Company shall pay to the Reinsurer in cash via a wire transfer of immediately available funds to the account designated therefor in writing by the Reinsurer (x) an amount equal to the Initial Reinsurance Premium Deficiency plus (y) interest on the Initial Reinsurance Premium Deficiency for each day during the period beginning on the Closing Date and ending on, but not including, the date of such payment of the post-closing adjustment (the “Initial Reinsurance Premium Adjustment Period”), calculated at the Interest Rate; and
(ii)if the Initial Reinsurance Premium Deficiency is a negative number, the Reinsurer shall pay to the Company in cash via a wire transfer of immediately available funds to the account designated therefor in writing by the Company (x) an amount equal to the absolute value of the Initial Reinsurance Premium Deficiency plus (y) interest on the absolute value of the Initial Reinsurance Premium Deficiency for each day during the Initial Reinsurance Premium Adjustment Period calculated at the Interest Rate.
Any such adjustment payment shall be made within ten (10) Business Days after the date that the Final Initial Reinsurance Premium is deemed to be determined.
4.2 Ceding Commission. In consideration of the reinsurance ceded hereunder, the Reinsurer is paying to the Company an amount equal to the Ceding Commission on the Closing Date in accordance with Section 4.1.

ARTICLE V

ADDITIONAL REINSURANCE PREMIUMS; EXPENSE ALLOWANCE; COMMISSIONS

5.1Additional Contract Considerations. On each Monthly Settlement Date, the Company shall owe to the Reinsurer an amount equal to (a) the Reinsurer’s Quota Share of (i) the Contract Considerations for the Monthly Accounting Period corresponding to such Monthly Settlement Date minus (ii) the Inuring Reinsurance Premiums minus (b) 100% of the reinsurance premiums paid by the Company to [Redacted] under the [Redacted] MRT Agreement. Settlement of amounts owed under this Section shall be made on a net basis in accordance with Article VI.
5.2Expense Allowance. On each Monthly Settlement Date, the Reinsurer shall owe to the Company with respect to each Monthly Accounting Period ending after the Measurement Date, an expense allowance (each an “Expense Allowance”) related to each Reinsured Contract in an amount calculated in accordance with Schedule H. The Reinsurer will bear no part of the expenses incurred in connection with the Reinsured Contracts, except as otherwise provided herein. The allowance for any premium Taxes, state guarantee fund assessments or special assessments paid in connection with the Reinsured Contracts is included in Expense Allowances. The Reinsurer will not reimburse the Company for any other Taxes or assessments paid by the Company in connection with the Reinsured Contracts. Settlement of amounts owed under this Section shall be made on a net basis in accordance with Article VI.
5.3Commissions. On each Monthly Settlement Date, the Reinsurer shall owe to the Company the Reinsurer’s Quota Share of the commission amounts calculated in accordance with Schedule I for the Monthly Accounting Period corresponding to such Monthly Settlement Date (“Commissions”). The Company shall not change the Commissions without the prior consent of the Reinsurer. Settlement of amounts owed under this Section shall be made on a net basis in accordance with Article VI.

5.4Index Option Settlements For Up to One Year After Closing.
a.On each Monthly Settlement Date, the Reinsurer shall owe the Company with respect to each Monthly Accounting Period an amount equal to the Total Option Budget corresponding to each Monthly Settlement Date. For purposes of this Section 5.4, “Total Option Budget” means the product of (i) and (ii), where:
i.equals the Reinsurer’s Quota Share of (A) [Redacted]%, divided by (B) 365, multiplied by (C) the number of calendar days in the Monthly Accounting Period; and
ii.equals the aggregate Account Value as of the end of the Monthly Accounting Period attributable to the index interest account of all FIA Reinsured Contracts whose then most recent Index Term (as defined in such Reinsured Contract) started prior to the Closing Date.
b.Between the Closing Date and until the end of the first twelve (12) months after the Closing Date, when the Company credits amounts to the Account Value of any FIA Reinsured Contract based on the results of an index, the Company shall owe to the Reinsurer an amount equal to the Reinsurer’s Quota Share of such credited amount.

ARTICLE VI

ACCOUNTING AND SETTLEMENT
6.1Monthly Reinsurance Settlement Reports and NAIC Reserve Reports.
(a)As soon as practicable but not more than eight (8) Business Days (or five (5) Business Days following the “Initial Timing” period in accordance with Schedule G) following the end of each Monthly Accounting Period ending after the Closing Date, the Company shall deliver to the Reinsurer a monthly reinsurance settlement report in the form of Schedule L (the “Monthly Reinsurance Settlement Report”).
(b)Together with the Monthly Reinsurance Settlement Report, the Company shall deliver a written statement of the (i) NAIC Reserves for the Company for the applicable month and (ii) Separate Account NAIC Reserves for the Company for the applicable month to the Reinsurer.
(c)After the receipt by the Reinsurer from the Company of the monthly reports provided for in this Section 6.1, and until such time as the Monthly Reinsurance Settlement Report is finalized pursuant to Section 6.1(e), the Reinsurer and its authorized Representatives shall have reasonable access to the working papers of the Company, and the Company shall allow [Redacted] and its authorized Representatives reasonable access to the working papers of the Company, in each case, upon prior written notice and during normal business hours, relating to such reports and the items set forth thereon. The Reinsurer shall have the right to review the Monthly Reinsurance Settlement Report and comment thereon for a period of twenty (20) Business Days after receipt of such report. Any changes in such Monthly Reinsurance Settlement Report that are agreed to by the parties within such twenty (20) Business Day review period shall be incorporated into a final report. In the event the Reinsurer does not dispute such Monthly Reinsurance Settlement Report within such twenty (20) Business Day review period, such Monthly Reinsurance Settlement Report shall, subject to Section 3.5, be deemed final and binding on the parties. For the avoidance of doubt, nothing in this Section 6.1 shall extend the time for payment by any party of any Monthly Settlement beyond the applicable Monthly Settlement Date.

(d)In the event that a good faith dispute arises regarding any item or items in a Monthly Reinsurance Settlement Report within such twenty (20) Business Day review period, each of the parties shall prepare separate written reports of such item or items remaining in dispute and refer such Monthly Reinsurance Settlement Report to the Third Party Actuary within ten (10) calendar days after the expiration of such twenty (20) Business Day review period.
(e)The Third Party Actuary shall resolve within thirty (30) calendar days the dispute regarding such item or items in the Monthly Reinsurance Settlement Report; provided, however, that the dollar amount of each item in dispute shall be determined within the range of dollar amounts proposed by the Company and the Reinsurer; and provided, further, that the Third Party Actuary shall not review any items that are not in dispute or any assumptions underlying any calculations provided to it, and shall adhere to the methodologies employed by the Company for performing any such calculations.
(f)The determinations by the Third Party Actuary as to the items in dispute shall be in writing and shall be final and binding on the parties, absent manifest error. The fees, costs and expenses of retaining the Third Party Actuary shall be shared equally by the Company and the Reinsurer.
(g)Within five (5) Business Days following the date on which any Monthly Reinsurance Settlement Report that was the subject of a timely dispute pursuant to this Section 6.1 becomes final pursuant to this Section 6.1, the parties shall make any necessary adjustment payments to reflect the resolution of any such disputes.
6.2Trust Reporting.
a.Within ten (10) Business Days after the Reinsurer’s receipt of a Monthly Reinsurance Settlement Report, the Reinsurer shall deliver to the Company a copy of any written certification by [Redacted] to the Reinsurer given in accordance with Section [Redacted]of the [Redacted] Retrocession Agreement that the assets held in the Trust Account as at the end of the applicable month include Eligible Trust Account Assets with an aggregate Book Value not less than the Required Balance or, to the extent the Trust Account does not include Eligible Trust Account Assets with an aggregate Book Value not less than the Required Balance, [Redacted] intended course of action (and actions already taken, if applicable) with regard to deposit of additional assets or replacement of other assets with Eligible Trust Account Assets.
b.Concurrently with the delivery of the above certification, the Reinsurer shall also deliver to the Company a copy of any certification provided by [Redacted] to the Reinsurer in accordance with Section [Redacted] of the [Redacted] Retrocession Agreement of: (i) the Required Balance as at the end of the month, (ii) the aggregate Book Value of all the assets in the Trust Account as at the end of the month and (iii) a complete list of the assets in the Trust Account and their respective Book Values as at the end of the month.
6.3Amounts Due to the Parties. All amounts due to be paid to the Company or the Reinsurer under this Agreement shall be determined on a net basis, giving full effect to Section 3.4. Each net amount due the Company or the Reinsurer with respect to each Monthly Accounting Period ending after the Closing Date as reflected on a Monthly Reinsurance Settlement Report (the “Monthly Settlement”) shall be paid in cash by the owing party no later than ten (10) Business Days after receipt by the Reinsurer of the Monthly Reinsurance Settlement Report (the “Monthly Settlement Date”).
6.4Additional Reports and Updates. For so long as this Agreement remains in effect, (a) the Company shall supply the Reinsurer with the reports set forth on Schedule G within the applicable time periods listed thereon and (b) each of the parties shall periodically furnish to the other such other reports and information as may be reasonably requested by such other party for regulatory, tax, rating agency or similar purposes and reasonably available to it.
6.5Delayed Payments. Unless otherwise specified in this Agreement, in the event that all or any portion of any payment due either party pursuant to this Agreement becomes overdue, the portion of the amount overdue shall bear interest at an annual rate equal to (i) the then current Treasury Rate determined on the date that the payment becomes overdue plus (ii) [Redacted] basis points, for the time that the amount is overdue, with Treasury Rate reset as of the first New York Banking Day of each successive Monthly Accounting Period and applied to such Monthly Accounting Period.

ARTICLE VII

TERMINATION FOR NON-PAYMENT
7.1 Notice of Termination for Non-Payment. On any day on which the Company is delinquent in paying amounts due and owing to the Reinsurer under this Agreement, other than amounts that are the subject of a good faith dispute or an error or omission of the type specified in Section 3.6, the Reinsurer may, solely with the prior written consent of [Redacted], give the Company written notice that the reinsurance coverage hereunder shall terminate, solely with respect to the Reinsured Contracts to which such delinquent amount relates, as of the date of such notice of termination if such overdue amount plus applicable interest thereon is not paid to the Reinsurer within forty-five (45) calendar days from the date of such notice. If such written notice has been given by the Reinsurer and such overdue amount plus applicable interest thereon is not paid to the Reinsurer within such forty-five (45) calendar day period, such failure to pay shall be treated by the parties as a Recapture Event with respect to the Reinsured Contracts as to which such amounts have not been paid, and the Reinsurer shall tender to the Company an amount equal to the Recapture Payment determined in accordance with Section 8.3 below solely with respect to the Reinsured Contracts to which such delinquent amount relates. Thereupon, as of or on the Recapture Effective Time, all reinsurance coverage under this Agreement solely with respect to the Reinsured Contracts to which such delinquent amount relates shall terminate and the Reinsurer shall have no further liability solely with respect to the Reinsured Contracts to which such delinquent amount relates from the date on which such unpaid amount was originally due, other than the payment of the such Recapture Payment. If this Agreement is terminated pursuant to this Section 7.1, the parties shall provide written notice thereof to the Iowa Division in accordance with Section 10.2.

ARTICLE VIII

RECAPTURE

8.1Recapture Events. Each of the following shall constitute a “Recapture Event”:
(a)(i) the Reinsurer ceases to or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debt as they become due, subject to applicable grace periods, (ii) the Reinsurer initiates or commences the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or for all or substantially all of its assets, (iii) the Reinsurer becomes subject to any liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding against the Reinsurer by a Governmental Authority having jurisdiction over the Reinsurer, or (iv) the Reinsurer takes any action to effectuate or authorize any of the foregoing ((i) through (iv), the “Insolvency of the Reinsurer”);

(b)the Reinsurer fails to perform or observe any of the material terms and conditions of this Agreement, including a failure to pay the Company any amount due under this Agreement that is not subject to a good faith dispute, and any such failure continues for twenty (20) Business Days after the date on which the Reinsurer becomes aware of such failure, including, but not limited to, the date on which the Company notifies the Reinsurer in writing of such failure, it being understood that a breach by the Reinsurer of Section 14.1 or Section 14.2, or any representation or warranty contained in this Agreement shall not constitute a Recapture Event; or
(c)a Reinsurance Credit Event continues for twenty (20) Business Days after the date on which the Reinsurer becomes aware thereof, and the Reinsurer has not taken action which would enable the Company to receive full statutory financial statement credit for reinsurance ceded to the Reinsurer under this Agreement, and the Company has acted in compliance with its obligations under Section 16.1(c).
The Reinsurer will notify the Company promptly in writing, in reasonable detail, of any Recapture Event or any event or circumstance it becomes aware of that, with the giving of notice or the passage of time, would reasonably be expected to constitute a Recapture Event. The Company will notify the Reinsurer promptly in writing, in reasonable detail, upon becoming aware of a Recapture Event or any event or circumstance that, with the giving of notice or the passage of time, would reasonably be expected to constitute such a Recapture Event.
8.2Notice of Recapture.
a.If a Recapture Event has occurred and is continuing, then, subject to this Section 8.2 and Sections 11.3 and 11.4, the Company shall have the right, but not the obligation, to recapture all, but not less than all, of the Reinsurer’s Quota Share of the Business Covered. In addition, if the Reinsurer elects to terminate this Agreement with respect to specific Reinsured Contracts pursuant to Section 7.1, then the Company shall be required to recapture the Reinsurer’s Quota Share of such Reinsured Contracts.
b.In order to exercise such right to recapture:
i.the Company must provide prior written notice to the Reinsurer and [Redacted] of its intent to recapture such business within ninety (90) calendar days following (A) receipt of actual written notice from the Reinsurer of the occurrence of a Recapture Event specified in Section 8.1 or (B) such time as the Company otherwise becomes aware of a Recapture Event specified in Section 8.1. In the event the Company fails to elect to recapture the Business Covered within such ninety (90) calendar day period and there is a material change in facts or circumstances that causes the same Recapture Event to be triggered again, the Company shall have ninety (90) calendar days following (x) the receipt of actual written notice from the Reinsurer of the occurrence of such a material change in facts or circumstances that cause a Recapture Event or (y) such time as the Company otherwise becomes aware of the material change in facts or circumstances that causes the same Recapture Event to be triggered again, to provide written notice to the Reinsurer and [Redacted] of its intent to recapture the Reinsurer’s Quota Share of the Business Covered;
ii.the Company’s written notice of recapture must be delivered following the expiry of any cure periods under Section 8.1 (or if no cure period is applicable, such notice may be delivered at any time) and designate an effective date and time of said recapture (the “Recapture Effective Time”) that is no less than ninety (90) calendar days following the date such notice of recapture is delivered; provided if [Redacted] has made the request contemplated by Section 11.4 with respect to a Company Replacement Transaction, then such period shall be extended as may be reasonably required to consummate such Company Replacement Transaction, including to allow the applicable parties to obtain all consents and approvals of Governmental Authorities and third parties necessary to effect such Company Replacement Transaction; and

iii.the Recapture Event must be continuing on the date notice is delivered in accordance with Section 8.2(b)(ii) in order for such recapture to be consummated.
Notwithstanding the foregoing, in the event that (x) [Redacted] has elected to pay on behalf of the Reinsurer amounts payable under this Agreement pursuant to Section 11.3 or (y) a Company Replacement Transaction is consummated, then no such recapture shall occur.
8.3Recapture Accounting and Settlement. In the event of a recapture under this Article, the Reinsurer’s sole liability to the Company shall be for payment of the Recapture Payment. Following any notice of recapture pursuant to this Article, the Company shall deliver to the Reinsurer within thirty (30) calendar days after the Recapture Effective Time, a Monthly Reinsurance Settlement Report for the Monthly Accounting Period ended on the Termination Date and a Terminal Accounting Settlement Report. In the event of any recapture of only some, but not all, of the Reinsured Contracts under Section 7.1, the Recapture Payment shall be adjusted according to a mutually acceptable methodology. Within ten (10) Business Days after the finalization of such Monthly Reinsurance Settlement Report and the Terminal Accounting Settlement Report in accordance with Section 8.4, the Recapture Payment specified in the Terminal Accounting Settlement Report shall be paid to the Company by the Reinsurer. The payment of the Recapture Payment upon recapture shall constitute a complete and final release of the Reinsurer in respect of any and all known and unknown present and future obligations or liability of any nature to the Company under this Agreement.

8.4Determination of Recapture Payment; Disputes.
a.After the receipt by the Reinsurer from the Company of the Monthly Reinsurance Settlement Report and the Terminal Accounting Settlement Report provided for in Section 8.3, and until such time as such reports are finalized, the Reinsurer and its authorized Representatives shall have reasonable access to the working papers of the Company, and the Company shall allow [Redacted] and its authorized Representatives reasonable access to the working papers of the Company, in each case, upon prior written notice and during normal business hours, relating to such reports and the items set forth thereon. The Reinsurer shall have the right to review such reports and comment thereon for a period of thirty (30) Business Days after receipt of such reports. Any changes in such reports that are agreed to by the parties within such thirty (30) Business Day review period shall be incorporated into final reports. In the event the Reinsurer does not dispute such reports within such thirty (30) Business Day review period, such reports shall be deemed final.
b.In the event that a dispute arises regarding any item or items in the Terminal Accounting Settlement Report within such thirty (30) Business Day review period, each of the parties shall prepare separate written reports of such item or items remaining in dispute and refer such reports to the Third Party Actuary within ten (10) calendar days after the expiration of such thirty (30) Business Day review period.
c.The Third Party Actuary shall resolve within thirty (30) calendar days the dispute regarding such item or items in the Terminal Accounting Settlement Report; provided, however, that the dollar amount of each item in dispute shall be determined within the range of dollar amounts proposed by the Company and the Reinsurer; and provided, further, that the Third Party Actuary shall not review any items that are not in dispute.
d.The determinations by the Third Party Actuary as to the items in dispute shall be in writing and shall be final and binding on the parties. The fees, costs and expenses of retaining the Third Party Actuary shall be shared equally by the Company and the Reinsurer.

e.Any dispute with respect to the Monthly Reinsurance Settlement Reports for the Monthly Accounting Period ended on the Termination Date shall be governed by Section 6.1. In the event that there are disputes with respect to both the Monthly Reinsurance Settlement Report for the Monthly Accounting Period in which a recapture occurred pursuant to Section 6.1 and the Terminal Accounting Settlement Report pursuant to this Section 8.4, the parties shall require that the Third Party Actuary resolve all such disputes concurrently.
f.In the event that a dispute arises regarding the Fair Market Value of the assets transferred pursuant to item (iv) of Schedule C, as part of the determination of the Recapture Payment, the parties shall prepare separate written reports of such item or items remaining in dispute and refer such reports to the Valuation Expert within ten (10) calendar days after first discussing such value. The Valuation Expert shall resolve within thirty (30) calendar days the dispute regarding such value; provided, however, that the dollar amount of the item in dispute shall be determined within the range of dollar amounts proposed by the Company and the Reinsurer. The Valuation Expert shall not review any items that are not in dispute or any assumptions underlying any calculations provided to it, and shall adhere to the methodologies employed by the Reinsurer for performing any such calculations. The determination by the Valuation Expert as to the item in dispute shall be in writing and shall be final, binding and conclusive on the parties absent manifest error. The fees, costs and expenses of retaining the Valuation Expert shall be shared equally by the Company and the Reinsurer.
8.5Partial Recaptures and Liability. Except as otherwise set forth in Section 7.1, partial recaptures shall not be permitted under this Agreement unless otherwise agreed to by the parties.

ARTICLE IX

TRUST ACCOUNT

9.1Trust Account. On even date herewith, the Company, the Reinsurer and [Redacted] have entered into the Trust Agreement.
9.2Permitted Use of Trust Account Assets. The Company shall be permitted to withdraw assets from the Trust Account only (x) if a Recapture Event has occurred and is continuing and (y) to the extent that [Redacted] has not paid an amount in full that is due and owing to the Reinsurer under the [Redacted] Retrocession Agreement and such amount remains unpaid following the expiration of any applicable payment period in respect thereof that arises from the same undisputed obligation that the Reinsurer is required to pay under this Agreement; and then only for one or more of the following purposes: (1) to pay, or reimburse the Company for, amounts due, but not yet recovered from, the Reinsurer under this Agreement in order to satisfy liabilities of the Reinsurer under this Agreement; and (2) to pay expenses relating to the withdrawal, liquidation or enforcement of legal rights with respect to the Trust Account assets to the extent such amounts are not being disputed by [Redacted] in good faith.
9.3Excess Withdrawals. The Company shall promptly return to the Trust Account any assets withdrawn from the Trust Account (and interest paid or accrued thereon) in excess of the actual amounts required for Section 9.2 and such excess amount shall bear additional interest calculated at a rate equal to the Interest Rate, from the time that such excess amount is outstanding until such excess amount is returned to [Redacted]. Pending such return, the Company shall hold all such amounts separate and apart from its other assets in trust for the benefit of [Redacted].

9.4Application of this Article. All of the foregoing provisions of this Article are to be applied without diminution because of insolvency on the part of either the Company or the Reinsurer. In the event that a statutory trust is put in place to secure reinsurance credit, the parties will revise the provisions of this Article IX as necessary to conform to the requirements under Applicable Law of such a statutory trust, including to (i) eliminate conditions applicable to the Reinsurer furnishing or withholding its consent to Trust Account withdrawals, (ii) expand the Company’s rights to withdraw assets from the Trust Account and (iii) value the assets in the Trust Account at Fair Market Value and (iv) make such other changes as may be a necessary or appropriate for consistency with Applicable Law with respect to credit for reinsurance. [Redacted] is an express third-party beneficiary of this Article.

ARTICLE X

DURATION AND TERMINATION

10.1Duration. Except as otherwise provided herein, this Agreement shall be unlimited in duration.
10.2 Termination. This Agreement will terminate on the earlier of: (i) the date the Company’s liability under the Business Covered terminates; (ii) the date this Agreement is terminated in accordance with Article VII; or (iii) the date the Reinsurer’s Quota Share of the Business Covered is recaptured by the Company in accordance with Article VIII; in each case following payment by each party of all amounts due to the other under this Agreement (any such date, the “Termination Date”). In the event this Agreement is terminated by the parties, the parties shall promptly provide written notice thereof to the Iowa Division.

ARTICLE XI

INSOLVENCY

11.1Payments. In the event of the insolvency of the Company, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or its liquidator, receiver or statutory successor pursuant to the terms of this Agreement (except where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company), without diminution because of the insolvency of the Company. It is agreed and understood, however, that (i) in the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the Company shall give the Reinsurer written notice of the pendency of a claim against the insolvent Company on a Reinsured Contract within a reasonable time after such claim is filed in the insolvency proceeding and (ii) during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defenses which it deems available to the Company, its liquidator, receiver or statutory successor.
11.2Expenses. Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.
11.3Cut-Through. In the event that (i) the Reinsurer does not pay any amounts otherwise payable under this Agreement as a result of a court of competent jurisdiction or the state insurance regulatory authority in the Reinsurer’s state of domicile issuing an order finding the Reinsurer to be insolvent or entering an order that legally prohibits the Reinsurer from paying amounts otherwise payable under this Agreement because of the Reinsurer’s financial condition or (ii) there has occurred a Recapture Event and the Company has delivered to the Reinsurer and [Redacted] written notice of its intention to recapture all of the liabilities ceded by it under this Agreement, then [Redacted] may elect to pay on behalf of the Reinsurer any amount payable by the Reinsurer under this Agreement that has not been previously paid by the Reinsurer, subject always to the other terms, conditions, exclusions and limitations of this Agreement and [Redacted] liability pursuant to the terms, conditions, limitations and provisions under the [Redacted] Retrocession Agreement. If [Redacted] elects to make such payment in accordance with the preceding sentence, [Redacted] shall make such payment directly to the Company. [Redacted] shall be deemed to have all the rights of the Reinsurer and be subrogated to all the rights of the Reinsurer to the extent of such payment.
11.4 Novation. In the event that the Company delivers to the Reinsurer any notice of its intention to recapture all of the liabilities ceded by it under this Agreement, or the Company becomes aware of any fact, event or circumstance that would be, or would reasonably be expected to give rise to, a Recapture Event, then, at the request of [Redacted], the Company shall cooperate and use its reasonable best efforts to enter into an agreement to execute one or more transactions (a “Company Replacement Transaction”) whereby [Redacted] would assume the Reinsured Risks directly from the Company for no ceding commission and otherwise upon terms and conditions no less favorable to [Redacted] than are set forth in the [Redacted] Retrocession Agreement.

ARTICLE XII

ARBITRATION
12.1Disputes. Except for matters as to which another dispute resolution process is specified in this Agreement, any dispute arising under or relating to this Agreement or the breach, termination or validity thereof (each, a “Dispute”) shall be submitted to arbitration in the manner set forth in this Article XII; provided that the complaining party shall first serve written notice on the other party that a Dispute has arisen and demand that negotiation commence. Upon receipt by respondent of such notice, the parties shall use their reasonable efforts to negotiate a resolution of such Dispute. Should for any reason the Dispute not be resolved within thirty (30) calendar days after receipt by respondent of such demand for negotiation under this Section 12.1, either party to the Dispute shall have the right in its sole discretion to initiate the referral to an arbitration panel in accordance with this Article XII.
12.2Composition of Panel. The arbitration shall be conducted by a panel of three (3) arbitrators, who shall be disinterested current or former executive officers of life insurance companies other than the two parties to this Agreement or their Affiliates. Each party shall appoint one of the arbitrators, who shall in turn select the third. In the event that either party should fail to choose an arbitrator within thirty (30) calendar days after the other party has given notice of its arbitrator appointment, that party may choose two arbitrators, who shall in turn choose a third arbitrator. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty (30) calendar days following their appointment, the third arbitrator shall be selected in accordance with the AIDA Reinsurance and Insurance Arbitration Society - US (“ARIAS-US”) required selections process.
12.3Notice of Intention to Arbitrate. The party requesting arbitration shall give written notice of its intention to arbitrate by registered mail or a recognized overnight courier to the other party.
12.4Choice of Forum. Any arbitration instituted pursuant to this Article XII shall be held in New York, New York or such other place as the parties may mutually agree.

12.5Procedure Governing Arbitration. The arbitration shall be conducted in accordance with the procedures of ARIAS-US. The arbitration panel will interpret this Agreement as an honorable engagement and shall make its decision considering the custom and practice of the life insurance industry. The arbitration panel shall be relieved of all judicial formality and will not be bound by the strict rules of procedure and evidence. The arbitration panel shall use its best efforts to hold the proceeding within three (3) months after selection of the third arbitrator in accordance with Section 12.2 above.
12.6Arbitration Award. The arbitration panel shall render its decision within sixty (60) calendar days after termination of the proceeding unless the parties consent to an extension, which decision shall be in writing, stating the reason therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding except to the extent otherwise provided in the Federal Arbitration Act. Judgment upon the award may be entered in any court having jurisdiction pursuant to the Federal Arbitration Act.
12.7Cost of Arbitration. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator and the remaining costs of the arbitration.
12.8Limit of Authority. It is agreed that the arbitrators shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the parties hereto.
12.9Governing Law and Jurisdiction.
a.This Agreement will be construed, performed and enforced in accordance with the laws of the State of Nebraska without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
b.Except as otherwise contemplated under Section 12.1, each of the parties hereto irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated by this Agreement, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Applicable Law, in such federal court.
c.Any such Action may and shall be brought in such courts and each of the parties irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
d.Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 17.2.
e.Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.
12.10WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION (WHETHER

BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRUST AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT OR THE TRUST AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

ARTICLE XIII

DAC TAX ELECTION
13.1The Company and the Reinsurer each acknowledge that it is subject to taxation under Subchapter “L” of the Code.
13.2With respect to this Agreement, the Company and the Reinsurer agree to the following pursuant to Section 1.848-2(g)(8) of the Treasury Regulations whereby:
i.Each party agrees to attach a schedule to its federal income tax return which identifies this Agreement for which the joint election under the regulation has been made;
ii.The party with net positive consideration (as defined in the regulations promulgated under Section 848 of the Code) for this Agreement for each taxable year agrees to capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code;
iii.Each party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency; and
iv.This election shall be effective for the year that this Agreement was entered into and for all subsequent years that this Agreement remains in effect.

ARTICLE XIV

CONFIDENTIALITY
14.1Confidentiality. The Reinsurer agrees to protect and hold the existence of this Agreement, all nonpublic personal contractholder information and information contained in the reports set forth on Schedule G provided to the Reinsurer by the Company in conjunction with this Agreement in strict confidence and to take reasonable steps necessary to protect the nonpublic personal information from unauthorized or inadvertent disclosure. Nonpublic personal information includes, but is not limited to, health information, financial information and other information provided to the Reinsurer by the Company in conjunction with carrying out the Reinsurer’s obligations under this Agreement. No party shall make, or permit any person to make, any public announcement concerning this Agreement or the transactions contemplated hereby except as required by Applicable Law, or with the prior written consent of the other party. If the disclosing party is required by Applicable Law to make a filing (including securities filings) with a regulator, the disclosing party will (i) use its reasonable best efforts to notify the other party (except in connection with the disclosure of such confidential information to a Governmental Authority in connection with a regulatory exam or inquiry), and (ii) request confidentiality with respect to the specific terms of this Agreement and the transactions contemplated hereby if it has the option to do so and the filing is not already confidential. Further, both the Reinsurer and the Company agree they may not use the name, trademarks, service marks, trade names, or other indicia of origin of the other party in connection with any advertising, publicity materials or activities, customer lists or other public communications without the prior written consent of the other party. In the event of any violation of this Section 14.1, the injured party shall have, in addition to any other rights and remedies, the right and remedy of injunctive relief from a court of competent jurisdiction. Each of the Reinsurer and the Company agree to protect and hold any and all information designated as proprietary and confidential by the Company and the Reinsurer, respectively, provided by the other party in conjunction with this Agreement in strict confidence.
14.2Disclosure. Notwithstanding the foregoing, neither the Company nor the Reinsurer will be prohibited from disclosing such confidential information described in Section 14.1 (i) to its retrocessionaires or hedge or other risk mitigation counterparties in connection with its retrocession or hedging of all or a portion of the Reinsured Risks, so long as any such retrocessionaires or hedge counterparties are bound to confidentiality obligations in respect thereof that are substantially similar to those contained herein, (ii) to its and its Affiliates’ directors, officers and employees who have a need for such information in the conduct of its business (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iii) as might be necessary, during the course of external audits, (iv) to the extent it is required to disclose any such information in its statutory filings, (v) other than with respect to nonpublic personal information, to the extent it is required to provide such information to any rating agency or (vi) as required by Applicable Law (including securities filings) or any order, request, requirement, inquiry or subpoena by any Governmental Authority.
14.3Survival. The Reinsurer’s obligation to maintain the confidentiality of nonpublic personal contractholder information provided to the Reinsurer shall survive termination of this Agreement and shall remain in effect for as long as the nonpublic personal information remains in the Reinsurer’s possession.

ARTICLE XV

REPRESENTATIONS AND COVENANTS
15.1Representations and Warranties of the Company. The Company represents and warrants to the Reinsurer (which has relied upon these representations in entering into this Agreement) as follows as of the Binder Execution Date and as of the Closing Date, except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date:
(a)Organization. The Company (i) is a life insurance company duly organized, validly existing and in good standing under the laws of the State of Nebraska and (ii) has the requisite corporate power and authority to operate its business as now conducted.
(b)Authorization. The Company has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement and the Trust Agreement. The execution and delivery by the Company of this Agreement and the Trust Agreement, and the consummation by the Company of the transactions contemplated by, and the performance by the Company of its obligations under, this Agreement and the Trust Agreement have been duly authorized by all requisite corporate action on the part of the Company. Each of this Agreement and the Trust Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Reinsurer, and of the Trust Agreement by the Reinsurer and the Trustee, as applicable, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws relating to or affecting creditors’ or insurance company creditors’ rights generally.
(c)No Conflict or Violation. The execution and delivery of each of this Agreement and the Trust Agreement does not, and the performance by the Company of its obligation hereunder and under the Trust Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles or certificate of incorporation and by-laws or comparable organizational documents of the Company, (ii) any material contract, permit, order, judgment or decree to which the Company is a party (other than any term of the Inuring Reinsurance that may be construed to require the Company to retain unreinsured and for its own account any portion of its liability under any Reinsured Contract), (iii) any order of any Governmental Authority or (iv) any Applicable Law, except for such violations or defaults which would not reasonably be expected to have a material adverse effect on the Business Covered or the Company’s ability to satisfy its obligations hereunder and under the Trust Agreement.
(d)No Consents or Approvals. The execution and delivery of each of this Agreement and the Trust Agreement and the performance of the obligations hereunder and thereunder will not require the Company to obtain any consent, approval, order or authorization of, or make any registration, declaration or filing with, any Governmental Authority or other Person, except any consents, approvals, orders, authorizations, registrations, declarations or filings (i)  as have been obtained or made or (ii) those of which the failure to obtain or make would not reasonably be expected to have a material adverse effect on the Business Covered or the Company’s ability to satisfy its obligations hereunder and under the Trust Agreement.
(e)Brokers. No reinsurance intermediary, broker or finder has acted directly or indirectly for the Company, nor has it incurred any obligations to pay any reinsurance intermediary, brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.
15.2Representations and Warranties of the Reinsurer. The Reinsurer represents and warrants to the Company (which has relied upon these representations in entering into this Agreement) as follows as of the Binder Execution Date and as of the Closing Date, except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date:
a.Organization. The Reinsurer is a corporation duly organized, validly existing and in good standing under the laws of Iowa.
b.Authorization. The Reinsurer has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement and the Trust Agreement. The execution and delivery by the Reinsurer of this Agreement and the Trust Agreement, and the consummation by the Reinsurer of the transactions contemplated by, and the performance by the Reinsurer of its obligations under, this Agreement and the Trust Agreement have been duly authorized by all requisite corporate action on the part of the Reinsurer. Each of this Agreement and the Trust Agreement have been duly executed and delivered by the Reinsurer and, assuming the due authorization, execution and delivery of this Agreement by the Company, and of the Trust Agreement by the Company and the Trustee, as applicable, will constitute a legal, valid and binding obligation of the Reinsurer, enforceable against the Reinsurer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws relating to or affecting creditors’ or insurance company creditors’ rights generally.
c.No Conflict or Violation. The execution and delivery of each of this Agreement and the Trust Agreement does not, and the performance by the Reinsurer of its obligation hereunder and under the Trust Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles or certificate of incorporation and by-laws or comparable organizational documents of the Reinsurer, (ii) any contract, permit, order, judgment or decree to which the Reinsurer is a party, (iii) any order of any Governmental Authority or (iv) any Applicable Law, except for such violations or defaults which would not reasonably be expected to have a material adverse effect on the reinsurance being provided hereunder or the Reinsurer’s ability to satisfy its obligations hereunder and under the Trust Agreement.
d.No Consents or Approvals. The execution and delivery of each of this Agreement and the Trust Agreement and the performance of the obligations hereunder and thereunder will not require the Reinsurer to obtain any consent, approval, order or authorization of, or make any registration, declaration or filing with, any Governmental Authority or other Person, except any consents, approvals, orders, authorizations, registrations, declarations or filings (i) that have been obtained or made or (ii) those of which the failure to obtain or make would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to satisfy its obligations hereunder and under the Trust Agreement.
e.Brokers. No reinsurance intermediary, broker or finder has acted directly or indirectly for the Reinsurer, nor has it incurred any obligations to pay any reinsurance intermediary, brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.
15.3Indemnification.
a.The Company shall indemnify, defend and hold harmless the Reinsurer (and its successors and assigns) and its Affiliates and their respective employees, directors, officers and agents (collectively, the “Reinsurer Indemnified Parties”) from and against all Losses incurred by the Reinsurer Indemnified Parties to the extent arising from any inaccuracy in or breach of the representations and warranties made by the Company contained in Section 15.1 of this Agreement.
b.The Reinsurer shall indemnify, defend and hold harmless the Company (and its successors and assigns) and its Affiliates and their respective employees, directors, officers and agents (collectively, the “Company Indemnified Parties”) from and against all Losses incurred by the Company Indemnified Parties to the extent arising from any breach of or inaccuracy in the representations and warranties made by the Reinsurer in Section 15.2 of this Agreement.
15.4Reserves. Notwithstanding anything to the contrary in this Agreement, the Company makes no representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby is intended or shall be construed to be a representation or warranty (express or implied) of the Company, for any purpose of this Agreement, or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby, with respect to (a) the adequacy or sufficiency of the NAIC Reserves of the Company, (b) the future profitability or performance of the Business Covered or (c) the effect of the adequacy or sufficiency of NAIC Reserves of the Company on any “line item” or asset, liability or equity amount. Furthermore, no fact, condition, circumstance or event relating to or affecting the development of the NAIC Reserves of the Company may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby.

ARTICLE XVI

REINSURANCE CREDIT
16.1Reinsurance Credit.
(a)The parties intend that the Company shall be able to fully recognize the reinsurance ceded hereunder in its statutory financial statements. If a Reinsurance Credit Event occurs and the parties and [Redacted] have not entered into a Company Replacement Transaction after the parties have fully complied with their obligations pursuant to Section 11.4, then the Reinsurer shall enter into a statutory trust agreement, deliver letters of credit or provide any other form of security acceptable to the applicable Governmental Authorities of all jurisdictions to which the Company is subject, or take any other action, in each case, at the Reinsurer’s expense, the effect of which shall enable the Company to receive full statutory financial statement credit for reinsurance ceded to the Reinsurer under this Agreement.
(b)(i) In the event that the Reinsurer elects under Section 16.1(a) to enter into a statutory trust agreement or (ii) upon the Insolvency of the Reinsurer (either of (i) and (ii), a “Statutory Trust Agreement Triggering Event”), such statutory trust agreement shall be negotiated in good faith and mutually agreed to by the parties hereto and shall comply with all Applicable Laws relating to credit for reinsurance in the Company’s domiciliary state. If either party has reason to believe that a Reinsurance Credit Event or the Insolvency of the Reinsurer may occur, such party shall immediately notify the other party and, no later than two (2) Business Days thereafter, the parties shall commence negotiation of such statutory trust agreement. If the statutory trust agreement is to be used pursuant to the foregoing clause (a) to provide reinsurance credit, the statutory trust agreement shall be executed and delivered as soon as practicable, but in any event no later than is necessary to ensure the that the Company will at all times obtain credit for reinsurance.
(c)It is understood and agreed that any term or condition required by Applicable Law to be included in this Agreement for the Company to receive full statutory financial statement credit for the reinsurance provided by this Agreement shall be deemed to be incorporated in this Agreement by reference. Furthermore, the Reinsurer and the Company agree to act in good faith to amend this Agreement and other documents to the extent necessary or appropriate for consistency with Applicable Law in order to provide the Company with such full statutory financial statement credit.

ARTICLE XVII

MISCELLANEOUS PROVISIONS
17.1Headings, Schedules and Exhibits. Headings used herein are not a part of this Agreement and shall not affect the terms hereof. The attached Schedules and Exhibits are a part of this Agreement.
17.2Notices. Unless otherwise provided in this Agreement, all notices, directions, requests, demands, acknowledgments and other communications required or permitted to be given or made under the terms hereof shall be in writing and shall be deemed to have been duly given or made (a)(i) when delivered personally, (ii) when made or given by facsimile or electronic media, provided that, in the case of facsimile and electronic mail notifications, such notifications are confirmed by telephone or (iii) in the case of mail delivery, upon the expiration of three (3) calendar days after any such notice, direction, request, demand, acknowledgment or other communication shall have been deposited in the United States mail for transmission by first class mail, postage prepaid, or upon receipt thereof, whichever shall first occur and (b) when addressed as follows:
If to the Company:
Lincoln Benefit Life Company
c/o Kuvare U.S. Holdings, Inc.
55 W. Monroe Street
Chicago, IL 60603
Attention: David Goldberg
Email: dgoldberg@kuvare.com

If to the Reinsurer:
Guaranty Income Life Insurance Company
c/o Kuvare U.S. Holdings, Inc.
55 W. Monroe Street
Chicago, IL 60603
Attention: David Goldberg
Email: dgoldberg@kuvare.com

With a copy to:
[Redacted]
or to such other address or to such other Person as either party may have last designated by notice to the other party.
17.3    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal Representatives. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without (a) the prior written consent of the other party hereto and (b) the prior approval of the Iowa Division. Any assignment in violation of this Section 17.3 shall be void and shall have no force and effect; provided, however, that, nothing in this Agreement shall be construed to prohibit the Reinsurer from retroceding all or any portion of the Reinsured Contracts reinsured hereunder to any retrocessionaire or otherwise hedging its obligations hereunder without the Company’s consent. For the avoidance of doubt, the Reinsurer may delegate any of its payment or reimbursement obligations hereunder to [Redacted] in accordance with the [Redacted] Retrocession Agreement; provided, that no such delegation shall relieve the Reinsurer from any of its obligations or liabilities hereunder.
17.4Execution in Counterpart. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
17.5Currency. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

17.6Transaction Costs. Except as otherwise provided herein, each party shall bear its own costs relating to preparing and negotiating this Agreement and the transactions contemplated hereby.
17.7Amendments. This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Reinsurer; provided that no such change, alternation or modification that would reasonably be expected to adversely affect [Redacted] related to the transactions contemplated by the [Redacted] Retrocession Agreement shall become effective unless consented to in writing by [Redacted]; provided, further, that any such change, alteration or modification is subject to the prior approval of the Iowa Division.
17.8Entire Agreement; Severability.
a.This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.
b.If any provision of this Agreement is held to be void or unenforceable, in whole or in part, and if the rights or obligations of the Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.
17.9No Waiver; Preservation of Remedies. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder. The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.
17.10Third Party Beneficiary. [Redacted] is a third party beneficiary to this Agreement and is entitled to the rights and benefits given to [Redacted] hereunder and may enforce the provisions applicable to [Redacted] as if [Redacted] were a party hereto. Except as set forth in the immediately preceding sentence or in Section 2.3, nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.
17.11Interpretation. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
17.12Survival. Article XII, Article XIV and Article XVI shall survive the termination of this Agreement.